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                                                                    EXHIBIT 10.4
                              SEALRIGHT CO., INC.
                             9201 Packaging Drive
                             DeSoto, Kansas 66018



Larry Walton


Dear Larry:


          The Board of Directors of Sealright has approved supplementary benefits for key executives. The Benefits include a Retention Payment and Severance Enhancements, but do not otherwise modify your existing agreements or benefits.


Retention Payment
-----------------

          If you remain in the continuous employment of Sealright and perform your present duties through May 29, 1998, you will receive a one time payment of $60,000. However, if you are asked to leave before this date without cause, you will receive this payment.


Severance Enhancements
----------------------

          If your employment with Sealright or its successor is terminated without cause you will receive the benefits under the Severance Pay Plan or your individual agreement plus the following:


          1. Payment of COBRA costs for as long as you desire such insurance coverage up to 12 months.

          2. Payment for outplacement services for as long as the services are needed up to 12 months.

          3. Payment of your base salary for 12 months following the effective date of the termination in place of your existing arrangement.


In the event no transaction involving Sealright has been consummated by December 31, 1998, the Board will review the Severance Enhancements as well as all other benefits in the normal course.

          If you have any questions about the foregoing, please contact Carl Walker or me.


                                    Sincerely,


                                    /s/ Charles F. Marcy